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                                                                   EXHIBIT 10.50

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made effective this 15th day of February, 1999 (the "Effective Date") by and between CHERIE M. FUZZELL (hereinafter referred to as "Employee") and NOVA CORPORATION, a Georgia corporation ("NOVA").


                              W I T N E S S E T H :

         WHEREAS, NOVA, through its direct and indirect subsidiaries, is in the business of providing credit card and debit card transaction processing services and settlement services (including the related products and services of automated teller machines and check guarantee services) to merchants, financial institutions, independent sales organizations ("ISOs"), and other similar customers (collectively, the "Business") throughout the United States;

         WHEREAS, NOVA, or its assigns, will continue to engage in the Business throughout the United States (the "Territory");

         WHEREAS, NOVA desires that Employee work for NOVA, and Employee desires to accept said employment, all as contemplated herein;

         NOW, THEREFORE, for and in consideration of his employment by NOVA pursuant to this Agreement, the NOVA Confidential Information and Trade Secrets (as hereafter defined) furnished to Employee by NOVA in order that he may perform his duties under this Agreement, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT OF EMPLOYEE. NOVA hereby employs Employee for a period beginning as of the Effective Date and ending two (2) years thereafter (the "Initial Term"), unless Employee's employment by NOVA is sooner terminated or automatically renewed pursuant to the terms of this Agreement (Employee's employment by NOVA pursuant to the terms of this Agreement shall hereinafter be referred to as "Employment").

                  (a) Employee agrees to such Employment on the terms and conditions herein set forth and agrees to devote his reasonable best efforts to his duties under this Agreement and to perform such duties diligently and efficiently and in accordance with the directions of NOVA's Chief Executive Officer.

                  (b) During the term of Employee's Employment, Employee shall serve as Senior Vice President and General Counsel of NOVA. Employee shall be responsible primarily for such duties as are assigned to him, from time to time, by NOVA's Chief Executive Officer, which in any event shall be such duties as are customary for an officer in those positions.

                  (c) Employee shall devote substantially all of his business time, attention, and energies to NOVA's Business, shall act at all times in the best interests of NOVA, and shall not during the term of his Employment be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage, or permit such personal interests as he may have to interfere with the performance of his duties hereunder. Notwithstanding the
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         foregoing, Employee may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of his duties hereunder.

         2. COMPENSATION. During the term of Employee's Employment and in accordance with the terms hereof, NOVA shall pay or otherwise provide to Employee the following compensation:

                  (a) Employee's annual salary during the term of his Employment shall be One Hundred ninety thousand and No/100 Dollars ($190,000) ("Base Salary"), with such increases (each, a "Merit Increase") as may from time to time be deemed appropriate by NOVA's Chief Executive Officer; provided, however, that so long as this Agreement remains in effect, Employee's Base Salary shall be reviewed annually by NOVA's Chief Executive Officer in each fiscal year, within a reasonable time following the availability of NOVA's financial statements for the preceding fiscal year. The Base Salary shall be paid by NOVA in accordance with NOVA's regular payroll practice. As used herein, the term "Base Salary" shall be deemed to include any Merit Increases granted to Employee.

                  (b) In addition to the Base Salary, Employee shall be eligible to receive annual bonus compensation ("Bonus Compensation") in the amount, and on the terms and conditions described in the Annual Incentive Compensation Schedule attached as Exhibit A (the "Incentive Compensation Plan"). Upon written request and subject to the terms and conditions set forth in this Section 2(b), Employee shall be entitled to elect to receive all or part of any Bonus Compensation payable to Employee under the Incentive Compensation Plan in shares of NOVA common stock, par value $.01 per share ("NOVA Stock"), valued on the basis of the closing price of NOVA Stock on the New York Stock Exchange on the date of Employee's request (or if such date is not a trading day, on the immediately preceding trading day); provided, however, that NOVA shall not be obligated to comply with Employee's request if (i) NOVA does not have shares of NOVA Stock available for issuance or (ii) the issuance of NOVA Stock to Employee would be impracticable or impede, in any respect, NOVA's ongoing business operations.

                  (c) NOVA may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         3. BENEFITS. During the term of Employee's employment, and for such time thereafter as may be required by Section 7 hereof, NOVA shall provide to Employee the following benefits:

                  (a) Medical Insurance. Employee and his dependents shall be entitled to participate in such medical, dental, vision, prescription drug, wellness, or other health care or medical coverage plans as may be established, offered or adopted from time to time by NOVA for the benefit of its employees and/or executive officers, pursuant to the terms set forth in such plans.

                  (b) Life Insurance. Employee shall be entitled to participate in any life insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.


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                  (c) Disability Insurance. Employee shall be entitled to
         participate in any disability insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.

                  (d) Vacations, Holidays. Employee shall be entitled to at least four (4) weeks of paid vacation each year and all holidays observed by NOVA.

                  (e) Stock Option Plans. Employee shall be eligible for participation in any stock option plan or restricted stock plan adopted by NOVA's Board of Directors or the Compensation Committee.

                  (f) Other Benefits. In addition to and not in any way in limitation of the benefits set forth in this Section 3, Employee shall be eligible to participate in all additional employee benefits provided by NOVA (including, without limitation, all tax-qualified retirement plans, non-qualified retirement and/or deferred compensation plans, incentive plans, other stock option or purchase plans, and fringe benefits) on the same basis as such are afforded to other executive officers of NOVA during the term of this Agreement.

                  (g) Terms and Provisions of Plans. NOVA agrees that it shall not take action (during the term of this Agreement or the "Continuation Period," as defined in Section 7(a)) to modify the terms and provisions of any such plan or arrangement so as to exclude only Employee and/or his dependents, either by excluding Employee and/or his dependents explicitly by name or by modifying provisions generally applicable to all employees and dependents so that only Employee and/or his dependents would be affected.

                  (h) Vesting of Rights. Upon the occurrence of the events set forth in Sections 7(e)(i)(A), 7(e)(i)(B) or 7(e)(i)(C) during the term of this Agreement, and regardless of whether Employee terminates this Agreement following such occurrence, and notwithstanding any provision to the contrary in any other agreement or document (including NOVA's applicable plan documents), all stock options, restricted stock, and other similar rights that have been granted to Employee and are not vested on the date of occurrence of such event shall become vested and exercisable immediately (collectively, the "Vested Rights") and as provided under the applicable plan or agreement, Employee shall have the continuing right to exercise any or all of the Vested Rights.

         4. PERSONNEL POLICIES. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent NOVA in all respects with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of NOVA applicable generally to personnel of NOVA, as adopted from time to time.

         5. REIMBURSEMENT FOR BUSINESS EXPENSES. Employee shall be reimbursed, on no less frequently than a monthly basis, for all out-of-pocket business expenses incurred by him in the performance of his duties hereunder, provided that Employee shall first document and substantiate said business expenses in the manner generally required by NOVA under its policies and procedures.


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         6. TERM AND TERMINATION OF EMPLOYMENT.

                  (a) This Agreement shall be effective as of the Effective
         Date.

                  (b) Employee's Employment shall terminate immediately upon the discharge of Employee by NOVA for "Cause." For the purposes of this Agreement, the term "Cause," when used with respect to termination by NOVA of Employee's Employment hereunder, shall mean termination as a result of: (i) Employee's violation of the covenants set forth in
         Section 10 or 11; (ii) Employee's willful, intentional, or grossly negligent failure to perform his duties under this Agreement diligently and in accordance with the directions of NOVA; (iii) Employee's willful, intentional, or grossly negligent failure to comply with the decisions or policies of NOVA; or (iv) final conviction of Employee of a felony; provided, however, that in the event NOVA desires to terminate Employee's Employment pursuant to subsections (i), (ii), or
         (iii) of this Section 6(b), NOVA shall first give Employee written notice of such intent, detailed and specific description of the reasons and basis therefor, and thirty (30) days to remedy or cure such perceived breaches or deficiencies (the "Cure Period"); provided, however, that with respect only to breaches that it is not possible to cure within such thirty (30) day period, so long as Employee is diligently using his best efforts to cure such breaches or deficiencies within such period and thereafter, the Cure Period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable Employee to cure such breaches or deficiencies, provided, further, that Employee continues to diligently use his best efforts to cure such breaches or deficiencies. If Employee does not cure the perceived breaches or deficiencies within the Cure Period, NOVA may discharge Employee immediately upon written notice to Employee. If NOVA desires to terminate Employee's Employment pursuant to subsection (iv) of this Section 6(b), NOVA shall first give Employee three (3) days prior written notice of such intent.

                  (c) Employee's Employment shall terminate immediately upon the death of Employee.

                  (d) Employee's Employment shall terminate immediately upon thirty (30) days prior written notice to Employee if Employee shall at any time be incapacitated by reason of physical or mental illness or otherwise become incapable of performing the duties under this Agreement for a continuous period of one hundred eighty (180) consecutive days; provided, however, to the extent NOVA could, with reasonable accommodation and without undue hardship, continue to employ Employee in some other capacity after such one hundred eighty (180) day period, NOVA shall, to the extent required by the Americans With Disabilities Act, offer to do so, and, if such offer is accepted by Employee, Employee shall be compensated accordingly.

                  (e) Employee may terminate this Agreement, upon thirty (30) days prior written notice to NOVA (the "Notice Period"), in the event
         (i) there is a material diminution in Employee's duties and responsibilities such that they no longer reflect duties and responsibilities customary for an executive officer of a publicly-traded company; provided, however, that NOVA's change to a privately-held company (for example, as a result of acquisition) and the corresponding change in Employee's duties and responsibilities shall not, by itself, be sufficient to qualify as a "Responsibilities Breach"; (ii) Employee is required to relocate to an office that is more than thirty-five (35) miles from Employee's current office located at One Concourse


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         Parkway, Suite 300, Atlanta, Georgia 30328; (iii) there is a reduction in Employee's Base Salary payable under Section 2, an adverse change in the terms of the Incentive Compensation Plan, or a material reduction in benefits provided to Employee under Section 3 (whether occurring at once or over a period of time); or (iv) NOVA materially breaches this Agreement, (each of (i), (ii), (iii) and (iv) being referred to as a "Responsibilities Breach"), and NOVA fails to cure said Responsibilities Breach within the Notice Period; provided, however, that with respect only to breaches that it is not possible to cure within the Notice Period, so long as NOVA is diligently using its best efforts to cure such breaches within such Notice Period, the Notice Period shall be automatically extended for an additional period of time (not to exceed sixty (60) days) to enable NOVA to cure such breaches, provided, further, that NOVA continues to diligently use its best efforts to cure such breaches. Notwithstanding anything to the contrary in this Section 6(e), the Notice Period for any breach arising from the failure to pay compensation shall be five (5) days.

                  (f) Employee may terminate this Agreement at any time, without cause, upon thirty (30) days prior written notice to NOVA.

                  (g) NOVA may terminate this Agreement at any time, without cause, upon written notice to Employee.

                  (h) This Agreement shall automatically renew for successive one (1) year terms (each a "Renewal Term") unless either party hereto gives the other party hereto written notice of its or his intent not to renew this Agreement no later than one hundred eighty (180) days prior to the date the Initial Term, or the then-current Renewal Term, is scheduled to expire. Employee's Employment shall terminate upon termination or expiration of this Agreement.

         7. TERMINATION PAYMENTS.

                  (a) Upon termination of Employee's Employment, for whatever reason (other than termination for "Cause" pursuant to Section 6(b), termination by Employee pursuant to Section 6(f), expiration of this Agreement following notice of non-renewal by Employee pursuant to
         Section 6(h), or termination because Employee otherwise "quits" or voluntarily terminates his employment other than pursuant to Section 6(e) (each, a "Termination Exclusion") (the effective date of such termination or expiration being referred to as the "Termination Date"), in addition to any amounts payable to Employee hereunder (including but not limited to accrued but unpaid Base Salary or accrued but unpaid Bonus Compensation), and any other benefits required to be provided to Employee and his dependents under contract and applicable law:

                           (i) NOVA shall pay Employee in cash an amount equal
                  to his "Annual Base Compensation" (as defined in Section 7(e)) (the "Severance Payment"). The Severance Payment shall be paid in twelve (12) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs; provided, however, that if Employee's Employment is terminated (other than by reason of a Termination Exclusion) within two
                  (2) years after a Change in Control of NOVA, NOVA shall pay Employee the Severance Payment in one lump sum within thirty
                  (30) days of the Termination Date.


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                           (ii) NOVA shall pay Employee an amount (the
                  "Supplemental Payment") equal to (x) the amount of Bonus Compensation payable to Employee for the calendar year immediately preceding the year in which the Termination Date occurs (the "Prior Bonus Amount") multiplied by (y) a fraction, the numerator of which is the number of days beginning on January 1st of the calendar year in which the Termination Date occurs and ending on the Termination Date, and the denominator of which is 365. The Supplemental Payment shall be paid to Employee concurrently with the payment of the Prior Bonus Amount; provided, however, that if the Prior Bonus Amount has already been paid to Employee, the Supplemental Payment shall be paid within 30 days of the Termination Date. In the event the Termination Date occurs in the first calendar year of Employee's employment, then the Supplemental Payment shall equal the pro rata percentage (determined using the fraction above) of the Bonus Compensation Employee would have received for the calendar year in which the Termination Date occurred had Employee remained employed for the entire calendar year in which the Termination Date occurred, and the Supplemental Payment shall be paid to Employee concurrently with NOVA's payment of Bonus Compensation generally for such calendar year.

                           (iii) Notwithstanding any provision to the contrary
                  in any other agreement or document (including but not limited to NOVA's applicable plan documents), all stock options, restricted stock and other similar rights that, as of the Termination Date, have been granted to Employee shall become vested and exercisable immediately upon notice of such termination and, as provided under the applicable plan or agreement, Employee shall have the continuing right to exercise any or all of such rights.

                           (iv) Until the earlier to occur of (x) the expiration
                  of the Severance Period or (y) Employee becomes an employee of another company providing Employee and his dependents with medical, life and disability insurance (the period from the Termination Date until such event being referred to herein as the "Continuation Period"), NOVA shall provide to Employee and his dependents the coverage for the benefits described in Sections 3(a), (b) and (c); provided, however, such coverage shall not be provided to the extent that such coverage is generally provided through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such coverage.

         During the two (2) year period following the Termination Date (the "Severance Period"), Employee shall comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below.

         For purposes of this Section 7(a), any accrued but unpaid Bonus Compensation shall be paid to Employee on the date that Bonus Compensation would have been payable under the Incentive Compensation Plan had termination of Employee's Employment not occurred.

                  (b) In the event Employee's Employment is terminated as a result of the Termination Exclusions identified in Section 7(a), Employee shall be paid his accrued but unpaid Base Salary and/or accrued but unpaid Bonus Compensation through the Termination Date, and any other benefits required to be provided to Employee and his dependents under contract and applicable law. In the event that Employee is entitled to receive Bonus Compensation under this Section 7(b), such Bonus Compensation shall be paid on the date that Bonus Compensation would have


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         been payable under the Incentive Compensation Plan if termination of
         Employee's Employment had not occurred.

                  (c) In the event Employee's Employment is terminated as a result of one of the Termination Exclusions identified in Section 7(a), NOVA, at its sole option and its sole discretion and at any time within thirty (30) days of the Termination Date, may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of one (1) or two (2) years following the Termination Date, as set forth below:

                           (i) By giving notice to Employee at any time within
                  thirty (30) days of the Termination Date of its intent to exercise the "One Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of one (1) year following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to Employee's then Base Salary in effect immediately prior to the Termination Date multiplied by one
                  (1) (the "One Year Payment"). The One Year Payment shall be paid by NOVA to Employee in twelve (12) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event NOVA exercises the One Year Option, the one (1) year period following the Termination Date shall be deemed the "Exclusion Period";

                           (ii) By giving notice to Employee any time within
                  thirty (30) days of the Termination Date of its intent to exercise the "Two Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 10 and 11 below for a period of two (2) years following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to Employee's Base Salary in effect immediately prior to the Termination Date multiplied by two (2) (the "Two Year Payment"). The Two Year Payment shall be paid by NOVA to Employee in twenty-four (24) equal monthly payments, the first of which shall be made on the first day of the calendar month following the calendar month in which the Termination Date occurs. In the event NOVA exercises the Two Year Option, the two (2) year period following the Termination Date shall be deemed the "Exclusion Period".

                  (d) In the event of the death of Employee, all benefits and compensation hereunder shall, unless otherwise specified by Employee, be payable to, or exercisable by, Employee's estate.

                  (e) For purposes of this Agreement, the following terms shall be defined as follows:

                           (i) "Change in Control" shall mean:

                                    (A)      The acquisition (other than from
                                             NOVA) by any person, entity or
                                             "group", within the meaning of
                                             Section 13(d)(3) or 14(d)(2) of the
                                             Securities Exchange Act of 1934
                                             (the "Exchange Act")


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                                             (excluding, for this purpose, any
                                             employee benefit plan of NOVA or
                                             its subsidiaries which acquires
                                             beneficial ownership of voting
                                             securities of NOVA) of beneficial
                                             ownership (within the meaning of
                                             Rule 13d-3 promulgated under the
                                             Exchange Act) of 25% or more of
                                             either the then outstanding shares
                                             of NOVA Stock or the combined
                                             voting power of NOVA's then
                                             outstanding voting securities
                                             entitled to vote generally in the
                                             election of directors; or

                                    (B)      The consummation by NOVA of a
                                             reorganization, merger,
                                             consolidation, in each case, with
                                             respect to which the shares of NOVA
                                             voting stock outstanding
                                             immediately prior to such
                                             reorganization, merger or
                                             consolidation do not constitute or
                                             become exchanged for or converted
                                             into more than 50% of the combined
                                             voting power entitled to vote
                                             generally in the election of
                                             directors of the reorganized,
                                             merged or consolidated company's
                                             then outstanding voting securities,
                                             or a liquidation or dissolution of
                                             NOVA or of the sale of all or
                                             substantially all of the assets of
                                             NOVA; and

                                    (C)     The failure for any reason of
                                            individuals who constitute the
                                            Incumbent Board to continue to
                                            constitute at least a majority of
                                            the Board of Directors of NOVA.

                                    (i.e., either (A) and (C) or (B) and (C) must occur in order to constitute a Change in Control for purposes of this definition).

                           (ii) "Annual Base Compensation" means the greater of
                  (x) Employee's Base Salary in effect on the Termination Date, or (y) the greatest Base Salary in effect during the calendar year immediately prior to the calendar year in which the Termination Date occurs.

                           (iii) "Incumbent Board" shall mean the members of the
                  Board of Directors of NOVA as of the Effective Date hereof and any person becoming a member of the Board of Directors of NOVA hereafter whose election, or nomination for election by NOVA's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of NOVA, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).

         8. PRODUCTS, NOTES, RECORDS AND SOFTWARE. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled, or used by Employee or made available to him during the term of his Employment concerning or relative to the Business, including, without limitation, all customer data, billing information, service data, and other technical material of NOVA is and shall be NOVA's property. Employee agrees to deliver without


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demand all such materials to NOVA within three (3) days after the termination of
Employee's Employment. Employee further agrees not to use such materials for any reason after said termination.

         9.       ARBITRATION.

                  (a) NOVA and Employee acknowledge and agree that (except as specifically set forth in Section 9(d)) any claim or controversy arising out of or relating to Section 7 of this Agreement shall be settled by binding arbitration in Atlanta, Georgia, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy. NOVA and Employee further acknowledge and agree that either party must request arbitration of any claim or controversy within one (1) year of the date of the event giving rise to the claim or controversy by giving written notice of the party's request for arbitration. Failure to give notice of any claim or controversy within one (1) year of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

                  (b) All claims or controversies subject to arbitration pursuant to Section 9(a) above shall be submitted to arbitration within six (6) months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Georgia and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings.

                  (c) NOVA and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. NOVA and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

                  (d) Notwithstanding the arbitration provisions set forth herein, Employee and NOVA acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Sections 10 and 11 of this Agreement nor shall such provisions prevent NOVA from seeking equitable relief from a court of competent jurisdiction for violations of Sections 10 and 11 of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. Employee and NOVA further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers' compensation or unemployment compensation.


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
10.      NONDISCLOSURE.

                  (a) NOVA Confidential Information. Employee acknowledges and agrees that because of his Employment, he will have access to proprietary information of NOVA concerning or relative to the Business (collectively, "NOVA Confidential Information") which includes, without limitation, technical material of NOVA, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of NOVA, and any information marked "Confidential" by NOVA. Employee acknowledges and agrees that NOVA Confidential Information is and shall be NOVA's property. Employee agrees that during the term of his Employment, Employee shall keep NOVA Confidential Information confidential, and Employee shall not use NOVA Confidential Information for any reason other than on behalf of NOVA pursuant to, and in strict compliance with, the terms of this Agreement. Employee further agrees that during the Severance Period or the Exclusion Period, as applicable, Employee shall continue to keep NOVA Confidential Information confidential, and Employee shall not use NOVA Confidential Information for any reason or in any manner.

                  (b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) of this Section 10 with respect to information which:

                           (i) becomes generally available to the public other
                  than as a result of disclosure by Employee or the breach of Employee's obligations under this Agreement;

                           (ii) becomes available to Employee from a source
                  which is unrelated to his Employment or the exercise of his duties under this Agreement, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with NOVA; or

                           (iii) is required by law to be disclosed.

                  (c) Trade Secrets. Employee acknowledges and agrees that because of his Employment, he will have access to "trade secrets" (as defined in the Uniform Trade Secrets Act, O.C.G.A. Section 10-1-760, et seq. (the "Uniform Trade Secrets Act") of NOVA ("Trade Secrets"). Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of "trade secrets" under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.

         11.      COVENANTS NOT TO SOLICIT OR COMPETE.

         Employee acknowledges and agrees that, because of his Employment, he does and will continue to have access to confidential or proprietary information concerning merchants, associate banks and ISOs of NOVA and shall have established relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants, and suppliers used to service such merchants, associate banks and ISOs. Employee agrees that during the term of his Employment and continuing throughout the Severance Period or the Exclusion Period, as applicable, Employee shall not, directly or indirectly, either individually, in


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partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind:

                  (a) compete with NOVA in providing credit card and debit card transaction processing services within the Territory or (ii) otherwise associate with, obtain any interest in (except as a shareholder holding less than five percent (5%) interest in a corporation traded on a national exchange or over-the-counter), advise, consult, lend money to, guarantee the debts or obligations of, or perform services in either a supervisory or managerial capacity or as an advisor, consultant or independent contractor for, or otherwise participate in the ownership, management, or control of, any person, firm, partnership, corporation, or unincorporated association of any kind which is providing credit card and debit card transaction processing services within the Territory;

                  (b) solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by NOVA in connection with the Business, any person or entity that during the term of Employee's Employment was a merchant, associate bank, ISO or customer (including any actively-sought prospective merchant, associate bank, ISO or customer) of NOVA and with whom Employee had material contact or about whom Employee learned material information during the last twelve (12) months of his Employment;

                  (c) persuade or attempt to persuade any merchant, associate bank, ISO, customer, or supplier of NOVA to terminate or modify such merchant's, associate bank's, ISO's, customer's, or supplier's relationship with NOVA if Employee had material contact with or learned material information about such merchant, associate bank, ISO, customer or supplier during the last twelve (12) months of his Employment; or

                  (d) persuade or attempt to persuade any person who (i) was employed by NOVA as of the date of the termination of Employee's Employment and (ii) is in a sales or management position with NOVA at the time of such contact, to terminate or modify his employment relationship, whether or not pursuant to a written agreement, with NOVA, as the case may be.

         12. NEW DEVELOPMENTS. Any discovery, invention, process or improvement made or discovered by Employee during the term of his Employment in connection with or in any way affecting or relating to the Business (as then carried on or under active consideration) shall forthwith be disclosed to NOVA and shall belong to and be the absolute property of NOVA; provided, however, that this provision does not apply to an invention for which no equipment, supplies, facility, trade secret information of NOVA was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the Business or (ii) to NOVA's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for NOVA.

         13. REMEDY FOR BREACH. Employee acknowledges and agrees that his breach of any of the covenants contained in Sections 8, 10, 11 and 12 of this Agreement would cause irreparable injury to NOVA and that remedies at law of NOVA for any actual or threatened breach by Employee of such covenants would be inadequate and that NOVA shall be entitled to specific performance of the covenants in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of NOVA to claim and recover damages against Employee for any breach of this Agreement in addition to


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
injunctive relief. Employee acknowledges and agrees that the covenants contained in Sections 8, 10, 11 and 12 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against NOVA, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by NOVA of said covenants.

         14. REASONABLENESS. Employee has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred on NOVA under this Agreement, and Employee hereby acknowledges and agrees that:

                  (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon NOVA, are necessary to protect the goodwill and other value of the Business;

                  (b) the restrictions placed upon Employee hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure the Business and goodwill of NOVA;

                  (c) NOVA is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning the Business; and

                  (d) Employee's Employment places him in a position of confidence and trust with NOVA and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.

         15. INVALIDITY OF ANY PROVISION. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the non-competition provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the non-competition is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of non-competition is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable. The parties further agree to submit any issues regarding such modification to a court of competent jurisdiction if they are unable to agree and further agree that if said court declines to so amend or modify this Agreement, the parties will submit the issue of amendment or modification of the non-competition covenants in this Agreement to binding arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any such arbitration hearing will be held in Atlanta, Georgia, and this Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, including this arbitration provision.

         16. FULL SETTLEMENT AND LEGAL EXPENSES. NOVA's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which NOVA may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or


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
take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. NOVA agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by NOVA or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to Section 7 of this Agreement), plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

         17. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

         18. WAIVER OF BREACH. The waiver by NOVA of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         19. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of NOVA, its subsidiaries and affiliates, and their respective successors and assigns. This Agreement is not assignable by Employee but shall be freely assignable by NOVA.

         20. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

                  (i)      If to Employee, to:

                           Cherie M. Fuzzell
                           969 Moore Club Place
                           Atlanta, Georgia 30319

                  (ii)     If to NOVA, to:

                           NOVA Corporation
                           One Concourse Parkway
                           Suite 300
                           Atlanta, Georgia  30328
                           Attention:  Edward Grzedzinski
                                          Chief Executive Officer

                           With a copy (which shall not constitute notice) to:

                           NOVA Corporation
                           One Concourse Parkway
                           Suite 300
                           Atlanta, Georgia  30328
                           Attention: Cherie M. Fuzzell
                                        General Counsel


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
         21. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and supersedes all other prior negotiations, commitments, agreements and understandings (written or oral) between the parties with respect to the subject matter hereof. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

         22. INDEMNIFICATION. At all times during and after Employee's Employment and the effectiveness of this Agreement, NOVA shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that NOVA provide such indemnification.

         23. SURVIVAL. The provisions of Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 20, 22 and 24 shall survive termination of Employee's Employment and termination of this Agreement.

         24. WITHHOLDING. All payments required to be made by NOVA under this Agreement will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.


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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above shown.

                                        "EMPLOYEE":


                                        By:____________________________________
                                              Cherie M. Fuzzell



                                        "NOVA":

                                        NOVA CORPORATION


                                        By:_____________________________________
                                              Edward Grzedzinski
                                              Chairman, CEO and President


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